Exhibit 10.1

Asset Acceptance Capital Corp.

2012 Annual Incentive Compensation Plan for Management

General

Each year the Compensation Committee (the “Committee”) of the Board of Directors of Asset Acceptance Capital Corp. (the “Company”) establishes an annual incentive compensation plan (the “Plan”) for key executives and certain other management level associates (the “Plan Participant(s)”) of the Company.

The Plan will establish for each Plan Participant a target bonus (the “Target Bonus”) equal to a specified percentage of Base Salary (as defined below). The Target Bonus will be set by the Committee at a level consistent with each associate’s responsibilities. As used in this Plan, “Base Salary” shall be the Plan Participant’s annual base compensation (excluding incentive and any other taxable compensation) in effect at calendar year end 2012. For individuals who become Plan Participants during 2012, Base Salary shall be the annual base compensation (excluding incentive and any other taxable compensation) in effect at calendar year end 2012 prorated from the date the individual first becomes eligible to participate in the Plan.

The Plan will be comprised of two parts: (a) Financial Objectives; and (b) Personal Objectives. Bonus amounts will be computed separately for achievement of Financial Objectives and Personal Objectives, as set forth below under the captions “Financial Objectives” and “Personal Objectives”, respectively. The bonus earned shall be the sum of the bonus calculated under the Financial Objectives portion of the Plan and the bonus calculated under the Personal Objectives portion of the Plan. Payments under the Plan will be made after receipt and approval by the Audit Committee of the annual audited financial statements of the Company for the year ending December 31, 2012. A Plan Participant will not be considered to have earned a bonus unless the Plan Participant is employed by the Company on the date the Audit Committee approves the annual audited financial statements for 2012.

Payments shall be made no later than 2-1/2 months after the end of the fiscal year to which the bonus amount relates (or such later time as is allowed in accordance with Treasury Regulation Section 1.409A-3(d)) in order to preserve the exemption from Section 409A of the Internal Revenue Code.

The Compensation Committee recognizes the need of the Plan Participants to conduct themselves in compliance with the Code of Business Conduct. In addition to the non-financial consequences contained in the Code of Business Conduct, any violation of the Code of Business Conduct shall result in complete forfeiture of any bonus which would otherwise be earned under this Plan.

If the Company’s Board of Directors or Audit Committee determines that the Company’s financial statements for the year ending December 31, 2012 are the subject of a material restatement, the Board of Directors may seek reimbursement from Executive Officers (as hereinafter defined) of excess incentive cash compensation paid to them under the 2012 Annual Incentive Compensation Plan for Management for the relevant performance period, on terms deemed appropriate by the Board of Directors. For purposes of this Plan, excess incentive cash compensation means the positive difference, if any, between (i) the amount of the bonus paid to the Executive Officer and (ii) the amount of the bonus that would have been paid to the Executive Officer had the bonus amount been calculated based on the Company’s financial statements as restated. The Company will not be required to award Plan Participants an additional bonus payment should the restated financial statements result in a higher bonus payment. The provisions of this paragraph and any amounts payable by a Plan Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law. By participating in the Plan, each Executive Officer agrees to be bound by the terms of the Plan, including this paragraph. “Executive Officer” means each of those individuals designated by the Board of Directors as an executive officer of the Company.

Financial Objectives

The bonus earned under the Financial Objectives portion of the Plan shall be 50% of the Target Bonus at achievement of the 2012 Financial Objective Goal, as defined below.

The financial performance of the Company will be measured by Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), before accrual of all bonus payments (including estimated payroll taxes) under the Plan. Adjusted EBITDA will be determined in a manner consistent with the definition of Adjusted EBITDA contained in Exhibit 1.

For the fiscal year ending December 31, 2012, the financial objective goal will be set at XXX,XXX,XXX* (the “2012 Financial Objective Goal”), which equals fiscal 2012 budgeted Adjusted EBITDA. The minimum goal will be set at $XXX,XXX,XXX* (the “Minimum Goal”), which equals XX* percent of the 2012 Financial Objective Goal. The maximum goal will be set at $XXX,XXX,XXX* (the “Maximum Goal”), which equals XXX* percent of the 2012 Financial Objective Goal.

If the 2012 actual Adjusted EBITDA achieved equals the Minimum Goal, the bonus earned under the Financial Objective portion of the Plan shall be 25 percent of the Target Bonus. If the actual Adjusted EBITDA for 2012 is equal to or greater than the Maximum Goal, the bonus earned under the Financial Objectives portion of the Plan will be 100% of the Target Bonus. For actual Adjusted EBITDA achieved less than the Minimum Goal, no bonus will be earned. For actual Adjusted EBITDA achieved between the Minimum Goal and the 2012 Financial Objective Goal, and between the 2012 Financial Objective Goal and the Maximum Goal, the percentage of the Target Bonus shall be pro-rated as set forth in the following table:

Adjusted EBITDA as a Percentage of the 2011 Financial Objective Goal	Percentage of Target Bonus
93.0%	25.00%
94.0%	35.00%
95.0%	38.75%
96.0%	42.50%
97.0%	45.00%
98.0%	47.50%
99.0%	48.75%
100.0%	50.00%
101.0%	52.50%
102.0%	57.50%
103.0%	62.50%
104.0%	70.00%
105.0%	80.00%
106.0%	90.00%
107.0%	100.0%

*	Portions of this exhibit have been redacted pursuant to Asset Acceptance’s request to the Secretary of the Securities and Exchange Commission for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and those redacted portions have been separately filed with the Securities and Exchange Commission.

Personal Performance Objectives

Each Plan Participant may earn up to a maximum of 50% of his or her Target Bonus based on the achievement of Personal Objectives, subject to adjustment by the Committee as set forth below.

Personal Objectives should be measurable goals jointly developed by the Plan Participant and his/her immediate supervisor (subject to approval by the President and Chief Executive Officer or his designee(s), and for certain participants, the Committee). The percentage earned under Personal Performance will be calculated based on a weighted average rating of completion of each assigned objective from 0 to 4, whole numbers only, recognizing the determination of such percentage completion is in part subjective. If there is any disagreement as to the scoring of each assigned objective, the determination of the President and Chief Executive Officer or his designee(s) shall be final and binding.

The Committee shall have the discretion as to Executive Officers of the Company, and the President and Chief Executive Officer shall have the discretion as to all other Plan Participants, to adjust the portion of the bonus based on the achievement of Personal Objectives by each Participant upward or downward by a maximum of 20 percent to account for exigent circumstances that make achievement of any goal easier or more difficult to achieve than anticipated at the time the goal was established.

No Executive Officer will be eligible to earn any part of his or her bonus based on the achievement of Personal Objectives unless 2012 Adjusted EBITDA achieved by the Company equals or exceeds the Minimum Goal. No Plan Participant who is not an Executive Officer will be eligible to earn any part of his or her bonus based on the achievement of Personal Objectives unless 2012 Adjusted EBITDA achieved by the Company equals or exceeds 2011 Adjusted EBITDA determined under the 2011 Annual Incentive Compensation Plan for Management, which was $176,292,746.

Exhibit 1

Adjusted EBITDA: Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued net of tax refunds, (c) depreciation expense, (d) amortization expense (excluding amortization of Receivables), (e) the Amortized Collections, (f) non-cash losses and non-cash expenses, (g) the FTC Charges, (h) cash Restructuring Charges not to exceed $2,250,000 for any period of four consecutive Fiscal Quarters, (j) extraordinary losses (as determined in accordance with GAAP), and (k) any loss due to the payment of prepayment premiums in connection with the extinguishment or forgiveness of debt, minus, to the extent included in Consolidated Net Income, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, and non-cash gains and other non-cash income (including without limitation any cancellation of debt income resulting from any repurchases). Adjusted EBITDA will be determined prior to accrual for all bonuses (including estimated payroll taxes) to be paid under the Plan. Capitalized terms used but not defined in this definition of Adjusted EBITDA will have the meanings defined for them in the Company’s Amended and Restated Credit Agreement.